UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15d of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2008
WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On June 19, 2008, AST Capital Trust Company of Delaware (“AST”), a subsidiary of Wilmington Trust Corporation (the “Corporation”), entered into a Stock Purchase Agreement (the “Agreement”) with UBS Fiduciary Trust Company (“UBSFTC”) and a subsidiary of UBS AG to acquire all of the issued and outstanding shares of capital stock in UBSFTC. UBSFTC provides trust and investment management services for retirement plans and employee benefit plans.
Completion of the acquisition is subject to the satisfaction of customary closing conditions, including obtaining required regulatory approvals. The Corporation expects to receive the required regulatory approval and complete the transaction by late summer.
Through an existing business alliance, AST already serves as an outsourced provider of fund accounting and benefit payment services to UBSFTC’s retirement plan clients. Since AST is already performing these services for UBSFTC, this transaction will have little effect on AST’s or Wilmington Trust’s staffing. This is an all-cash transaction that is anticipated to be non-dilutive to earnings in 2008. On an annualized basis based on UBSFTC’s revenues and expense last month, the addition of the UBSFTC business is anticipated to add approximately $38 million to retirement services revenue and approximately $33 million to subadvisor expense, and is also anticipated to increase other operating expenses of the Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: June 25, 2008	By:	/s/ Ted T. Cecala
		Name:	Ted T. Cecala
		Title:	Chairman of the Board and Chief Executive Officer (Authorized officer)